UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 20, 2011

VYSTAR CORPORATION

(Exact name of registrant as specified in its charter)

Georgia	000-53754	20-2027731
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3235 Satellite Blvd., Building 400, Suite 290, Duluth GA	30096
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(770) 965-0383

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an off-Balance Sheet Arrangement

As previously disclosed in a Current Report on Form 8-K filed on April 28, 2011, on April 22, 2011, counsel for Topping Lift Capital LLC (“Topping Lift”) informed our counsel that the Company was in default under the Company’s $3,000,000 Loan and Security Agreement dated March 11, 2011 (the “TL Facility”) as a result of noncompliance with certain financial covenants relating to gross profit margins and tangible net worth.  Thereafter, on April 28, 2011, Topping Lift and the Company entered into a forbearance agreement pursuant to which Topping Lift agreed to forbear from proceeding against the Company as a result of the defaults and to extend the period of time for the Company to raise $400,000 of additional capital from April 30, 2011, to May 30, 2011.  Such forbearance agreement was to terminate on May 20, 2011.

On May 20, 2011, Topping Lift and the Company entered into the Second Amendment to Loan and Security Agreement and Waiver to modify certain financial covenants prior to May 20, 2011 and permanently waive all such defaults.   In connection with such agreement, the Company (1) issued warrants to purchase 195,925 shares of common stock which warrants vested upon issuance, and (2) modified the terms of the warrant issued to Topping Lift at the original closing of the TL Facility by immediately vesting such warrants.

9.01	Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description

4.1	Warrant to Purchase 195,925 Shares of Common Stock of Vystar Corporation dated May 20, 2011issued to Topping Lift Capital LLC (replacing prior warrant dated March 11, 2011)

4.2	Amended and Restated Warrant to Purchase 495,500 Shares of Common Stock of Vystar Corporation originally dated March 11, 2011 issued to Topping Lift Capital LLC

10.1	Second Amendment to Loan and Security Agreement and Waiver between Topping Lift Capital LLC and Vystar Corporation dated May 20, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VYSTAR CORPORATION
May 20, 2011	By: /s/ Jack W. Callicutt Jack W. Callicutt Chief Financial Officer